                                                        EXHIBIT 99.B18


                                 KEMPER MUTUAL FUNDS
                            MULTI-DISTRIBUTION SYSTEM PLAN


               WHEREAS, each investment company adopting this Multi-Distribution System Plan (each a "Fund" and collectively the "Funds") is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

               WHEREAS, Kemper Financial Services, Inc. ("KFS") and/or Dreman Value Advisors, Inc. ("DVA") serves as investment adviser and Kemper Distributors, Inc. ("KDI") serves as principal underwriter for each Fund;

               WHEREAS, each Fund has a non-Rule 12b-1 administrative services agreement with KDI providing for a service fee at an annual rate of up to .25% of average daily net assets
          ("Administrative Plan");

               WHEREAS, each Fund has established a Multi-Distribution System enabling each Fund, as reflected in its prospectus, to offer investors the option of purchasing shares (a) with a front-end sales load (which may vary among Funds) and a service fee (the "Front-End Load Option" or "Class A shares");
          (b) without a front-end sales load, but subject to a Contingent Deferred Sales Charge ("CDSC") (which may vary among Funds), a Rule 12b-1 plan providing for a distribution fee and a service fee (the "Deferred Option" or "Class B shares"); (c) without a front-end sales load or CDSC but subject to a Rule 12b-1 Plan providing for a distribution fee and to a service fee (the "Level Load Option" or "Class C shares"); and (d) for certain Funds, without a front-end load, CDSC, distribution fee or service fee ("Institutional Option" or "Class I shares"); and

               WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

               NOW, THEREFORE, each Fund, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Distribution System Plan as follows:

               1. Each class of shares will represent interests in the same portfolio of investments of a Fund (or series), and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the same Fund (or series) will relate solely to:
          (a) different distribution fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different service fees; (c) different shareholder servicing fees; (d) different Class Expenses, which will be limited to the following expenses determined by the Trustees to be attributable to a specific class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (ii) Securities and Exchange Commission (the "Commission") registration fees incurred by a specific class; (iii) litigation or other legal expenses relating to a specific class; (iv) Trustee fees or expenses incurred as a result of issues relating to a specific class; and
          (v) accounting expenses relating to a specific class; (e) the voting rights related to any 12b-1 Plan affecting a specific class of shares; (f) conversion features; (g) exchange privileges; and (h) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of a Fund (or series) shall be so applied upon approval by a majority of the Trustees of such Fund, including a majority of the Trustees who are not interested persons of the Fund.

               2. Under the Multi-Distribution System, certain expenses may be attributable to a Fund, but not to a particular series or class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes, except in the case of a Fund that has series, in which case they will first be allocated among series, based upon the relative aggregate net assets of such series. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of such series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the underwriter, the investment manager or other provider of services to any Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

               A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution fees associated with any Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto); (b) any service fees attributable to such class; (c) any shareholder servicing fees attributable to such class; and (d) any Class Expenses determined by the Trustees to be attributable to such class.

               3. After a shareholder's Class B shares have been outstanding for six years, they will automatically convert to Class A shares of the same Fund (or series) at the relative net asset values of the two classes and will thereafter not be subject to a Rule 12b-1 Plan; provided, however, that any Class B Shares issued in exchange for shares originally classified as Initial Shares of Kemper Portfolios, formerly known as Kemper Investment Portfolios (KP), whether in connection with a reorganization with a series of KP or otherwise, shall convert to Class A shares seven years after issuance of such Initial Shares if such Initial Shares were issued prior to February 1, 1991. Class B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class B shares.

               4. Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

               5. To the extent exchanges are permitted, shares of any class of a Fund will be exchangeable with shares of the same class of another Fund, or with money market fund shares as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. For purposes of calculating the time period remaining on the conversion of Class B shares to Class A shares, Class B shares received on exchange retain their original purchase date.

               6. Dividends paid by a Fund (or series) as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, service fees, shareholder servicing fees and Class Expenses allocated to a class will be borne exclusively by that class.

               7. Any distribution arrangement of a Fund, including distribution fees and front-end and deferred sales loads, will comply with Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

               8. All material amendments to this Plan for a Fund must be approved by a majority of the members of the Fund's governing board, including a majority of the board members who are not interested persons of the Fund.

               Any open-end investment company may establish a Multi-Distribution System and adopt this Multi-Distribution System Plan by approval of a majority of the members of any such company's governing board, including a majority of the board members who are not interested persons of such company.